EXHIBIT 99.1

Skyline Medical Reports 2017 First Quarter Financial Results

Conference call to be held May 16 at 11:00 a.m. Eastern time

MINNEAPOLIS, May 15, 2017 (GLOBE NEWSWIRE) -- Skyline Medical Inc. (NASDAQ:SKLN) (“Skyline” or “the Company”), developer of the innovative STREAMWAY® waste fluid disposal system for medical applications, reports financial results for the three months ended March 31, 2017 and provides a business update.

Highlights of the first quarter of 2017 and recent weeks include:

  Increased revenue by 81.5% to $175,166 from $96,505 for the first quarter of 2016
  Sold three STREAMWAY Systems during the quarter including the first sale in Canada, bringing the total number of units installed to 103
  Completed the hiring and training of four regional sales managers to lead a revamped U.S. sales approach
  Significantly increased the number of outstanding STREAMWAY System quotes
  Began implementing a CRM (Customer Relationship Management) software system to manage customers, prospects and global market expansion more effectively
  Continued STREAMWAY sales and marketing focus on the radiology marketplace, with booths at the American Healthcare Radiology Administrators (AHRA): Association for Medical Imaging Management Spring Conference in Savannah, GA, the upcoming AHRA local meeting in San Antonio, TX, and the CleanMed Conference in Minneapolis, MN focusing on environmental sustainability in the health sector
  Prepared for the AHRA’s 45th Annual Meeting and Exposition in July in Anaheim, Calif.
  Awarded a contract to sell the STREAMWAY System to customers of Vizient, Inc., the nation’s largest member-driven healthcare performance improvement company
  Completed migration of STREAMWAY marketing to a highly efficient electronic and digital strategy
  Improved customer use of disposable filters and cleaning products as part of an ongoing awareness campaign

Management Commentary

“We are encouraged by our strengthened financial and operational performance during the first quarter, and by the momentum we are creating in broadening awareness of the STREAMWAY System, generating sales leads and increasing quotes,” said Dr. Carl Schwartz, Skyline’s chief executive officer.  “We owe this improvement in part to the hiring of four new sales representatives to start the year, and to a thoughtful and impactful sales and marketing strategy directed mainly to radiology suites.  We had a successful presence this past March at the Association for Medical Imaging Management Spring Conference.  This week we are exhibiting at the AHRA local meeting in San Antonio and at the CleanMed conference.

“We are optimistic that our new sales and marketing staff, along with our focused marketing, will result in a growing number of customer leads.  The number of potential customers seeking live demonstrations of the STREAMWAY continues to grow and we are working to convert these inquiries into sales, a process that typically takes several months.

“We also have initiated an education campaign related to our disposable products to ensure our customers adhere to proper maintenance and cleaning by replacing the filter after each use and employing our specialized cleaning fluids.  These efforts have started to generate a better recurring revenue source.

“During the first quarter we were awarded a contract to sell the STREAMWAY System to customers of Vizient, the largest member-driven healthcare performance improvement general purchasing organization in the country. We continue to work with Vizient to reach its member organizations and are finalizing the marketing materials.”

Dr. Schwartz continued, “In April we agreed to terminate our partnership and reseller agreement with GLG Pharma.  As the companies moved forward with their diligence, it became apparent that for the agreement to be successful Skyline would have to invest more money than originally contemplated.  Given that Skyline is not in a position to do so, and in order to facilitate GLG’s own future, the companies have jointly decided not to move forward.  We intend to review other potential distributors for Europe and the United Kingdom.

“We continue to negotiate with select distributors in the U.S. while advancing our plan to engage 30 independent sales representatives to augment our five-person in-house sales organization.  We are optimistic that this sales approach will result in continued revenue increases throughout the remainder of the year,” Dr. Schwartz concluded.

Financial Results

Revenue for the first quarter of 2017 was $175,166, compared with $96,505 for the first quarter of 2016.  Revenue was derived from the sale of STREAMWAY Systems and disposable products during both periods.

Gross profit for the first quarter of 2017 was $138,174 or 78.9% of revenue, compared with $11,022 or 11.4% of revenue for the same period in 2016.

Operating expenses for the first quarter of 2017 were $1,480,021, compared with $2,187,391 for the first quarter of 2016.  The decline was primarily due to reduced general and administrative expense to $1,132,073 for the first quarter of 2017 from $1,688,577 for the first quarter of 2016, reflecting lower legal fees and compensation.

Net loss available to common shareholders for the first quarter of 2017 was $1,341,847 or $0.21 per share, compared with a net loss available to common shareholders for the first quarter of 2016 of $2,176,369 or $3.01 per share. Weighted average shares used in calculation of loss per common share was 6,450,967 shares in the 2017 quarter and 723,848 shares in the 2016 quarter.

The Company had cash, cash equivalents and marketable securities of $4,780,393 as of March 31, 2017, compared with $2,148,419 as of December 31, 2016.  The Company raised gross proceeds of $4,295,812 in an underwritten public offering of stock and warrants during the first quarter of 2017.

Conference Call

Skyline Medical management will host a conference call on May 16, 2017 beginning at 11:00 a.m. Eastern time to discuss first quarter financial results, expectations for 2017 and to answer questions.

To access the conference call, please dial 844-666-7589 from within the U.S. or 443-961-0433 from outside the U.S. All listeners should provide passcode 20297561.

Following the conclusion of the conference call, a telephone replay will be available through May 23, 2017 and can be accessed by dialing 855-859-2056 from within the U.S. or 404-537-3406 from outside the U.S.  All listeners should provide passcode 20297561.

A live and archived webcast of the conference call will be available at www.skylinemedical.com.

About the STREAMWAY System

Skyline's revolutionary, FDA-cleared STREAMWAY System is the first true direct-to-drain fluid disposal system designed specifically for medical applications, such as radiology, endoscopy, urology and cystoscopy procedures. It connects directly to a facility's plumbing system to automate the collection, measurement and disposal of waste fluids.  As of March 31, 2017, Skyline Medical customers have installed 103 STREAMWAY Systems in 52 facilities across 20 states, and in Canada.

The STREAMWAY minimizes human intervention for better safety and improves compliance with Occupational Safety and Health Administration (OSHA) and other regulatory agency safety guidelines. It also provides unlimited capacity for increased efficiency in the operating room, which leads to greater profitability. Furthermore, the STREAMWAY eliminates canisters to reduce overhead costs and provides greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the U.S.  For a demonstration please visit www.skylinemedical.com or call 855-785-8855.

About Skyline Medical
Skyline Medical produces a fully automated, patented, FDA-cleared waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

Forward-looking Statements
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

SKYLINE MEDICAL INC.
BALANCE SHEET

	FOR THE YEARS ENDED,

	March 31, 2017	December 31, 2016
.
Current Assets:
Cash and cash equivalents	$2,086,408	$1,764,090
Certificates of deposit	2,693,985	100,000
Marketable securities	-	284,329
Accounts Receivable	68,506	38,919
Inventories	249,186	272,208
Prepaid Expense and other assets	160,282	148,637
Total Current Assets	5,258,367	2,608,183
Fixed Assets, net	112,709	101,496
Intangibles, net	95,172	97,867

Total Assets	$5,466,248	$2,807,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$79,264	$220,112
Accrued Expenses	1,202,939	1,346,105
Deferred Revenue	14,407	7,998
Total Current Liabilities	1,296,610	1,574,215

Accrued Expenses	186,922	309,649
Total Liabilities	1,483,532	1,883,864
Commitments and Contingencies	-	-
Stockholders’ Equity
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 and 79,246 outstanding	792	792
Common Stock, $.01 par value, 24,000,000 authorized, 6,489,428 and 4,564,428 outstanding	64,894	45,644
Additional paid-in capital	52,277,328	47,894,196
Accumulated Deficit	(48,360,298)	(47,018,451)
Accumulated Other Comprehensive income	-	1,501
Total Stockholders' Equity	3,982,716	923,682

Total Liabilities and Stockholders' Equity	$5,466,248	$2,807,546

SKYLINE MEDICAL INC. CONDENSED STATEMENTS OF OPERATIONS and OTHER COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue	$175,166	$96,905

Cost of goods sold	36,992	85,883

Gross margin	138,174	11,022

General and administrative expense	1,132,073	1,688,577

Operations expense	200,494	390,366

Sales and marketing expense	147,454	108,448

Interest expense	-	-

Total Expense	1,480,021	2,187,391

Net loss available to common shareholders	(1,341,847)	(2,176,369)

Other comprehensive income
Unrealized gain from marketable securities	-	2,850

Comprehensive loss	$(1,341,847)	$(2,173,519)

Loss per common share - basic and diluted	$(0.21)	$(3.01)

Weighted average shares used in computation - basic and diluted	6,450,967	723,848

Contacts:
LHA
Kim Sutton Golodetz
kgolodetz@lhai.com
212-838-3777
or
Bruce Voss
bvoss@lhai.com
310-691-7100